EXHIBIT 11

                               KENAN TRANSPORT COMPANY
                    Statement Re Computation of Per Share Earnings
                        (In thousands, except per share data)

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                                                 Three Months Ended                  Nine Months Ended
                                                    September 30,                      September 30,
                                                --------------------               --------------------
                                                 1999              1998               1999            1998
                                            ---------------------------------------------------------------

Net Income                                  $     1,249       $    1,241       $      3,620      $    3,570
                                            ================================================================

Weighted Average Shares Outstanding:

    Beginning basic shares                        2,422            2,422              2,422           2,395

    Shares issued under executive
      incentive plan                                 --               --                 --              17
                                            ----------------------------------------------------------------
    Ending basic shares                           2,422            2,422              2,422           2,412

    Dilutive effect of options                       --               --                 --               1
                                            ----------------------------------------------------------------
    Diluted shares                                2,422            2,422              2,422           2,413
                                            ================================================================

Basic and diluted earnings per share        $       .51       $      .51       $       1.49      $     1.48

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